Root, Inc. Bolsters Leadership Team with New Hires
Root Inc., the parent company of Root Insurance Company, announces key new hires as company extends its technical leadership and launches into its next chapter of growth

Root, Inc. (NASDAQ: ROOT), a leading AI technology provider for insurance and parent company of Root Insurance Company, today announced key additions to the executive leadership team as it launches into its next chapter of growth. Anirban Kundu will join as Chief Technology Officer on June 21, and Michele Streitmatter will join Root as Chief People and Organizational Effectiveness Officer on June 28.

“Root has evolved at a breakneck speed since we were founded in 2015. I’m so proud of the company we’ve built and where we are today,” says Root CEO Alex Timm. “By welcoming Michele and Anirban to our executive leadership team, we’re amping up two of the most important areas of our business — our people and our technology. Both Michele and Anirban bring integral experience to our leadership team as we continue to use technology to disrupt the insurance industry.

Anirban Kundu joins Root as Chief Technology Officer with two decades of engineering and deep technical experience building and leading teams achieving high-scale growth. Kundu joins Root most recently from Postmates, where he was the SVP of Engineering leading up to Uber’s acquisition of the company. Prior to Postmates, Anirban served as CTO at Evernote where he designed the backend technology and led the evolution of the company’s technology infrastructure. His experience also includes roles at GoDaddy, Yahoo!, IBM, and Shazam where he developed and operated back-end architecture while leading engineering teams. Root’s current CTO, Dan Manges, will remain a co-founder and transition to an advisory capacity following the effective date of Kundu’s appointment.

"I’m so appreciative of all the work Dan has put into the early stages of the company to get us where we are today," said Root CEO Alex Timm. "We're excited to bring on a team for the next stage of growth. Very few people have had the right technology and product experience to scale a company with our ambitions. We're confident we've found the right team member in Anirban.”

Michele Streitmatter joins Root as Chief People and Organizational Effectiveness Officer most recently from her role as Chief Transformation Officer at Greenway Health. Streitmatter brings extensive experience in human resources, operations management, and customer success. Prior to her role at Greenway Health, Michele spent 10 years at the General Electric Company in multiple executive human resources roles at GE Digital and GE Aviation. Throughout her career, Streitmatter has served as a fierce advocate for both employees and customers.

In addition to both Kundu and Streitmatter, the company elevated two internal team members to the executive leadership team as well. Matt Bonakdarpour has been promoted to Chief Data Science and Analytics Officer, and Frank Palmer to Chief Insurance Officer. Bonakdarpour has led Root’s data science team for more than two years with prior experience in the areas of high frequency trading and statistical arbitrage. Most recently the VP of Product and Pricing at

Root, Palmer, a former associate at McKinsey & Company, has more than 25 years of experience in the insurance industry, including roles at Progressive, Allstate, and Plymouth Rock Assurance.

About Root Insurance:
Root Insurance is the nation’s first licensed insurance carrier powered entirely by mobile. We were founded on the principle that auto insurance rates should be based primarily on driving behaviors, not demographics. Using mobile technology and data science, Root offers personalized, fair rates to good drivers all through an easy-to-use app.
Root is headquartered in Columbus, Ohio, with renters insurance available in Arkansas, Missouri, Ohio, Georgia, Kentucky, Nevada, Tennessee, and Utah, and auto insurance currently available to drivers in Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Mississippi, Missouri, Montana, Nebraska, New Mexico, Nevada, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia, and Wisconsin.
Contacts:
Tom Kuhn
Director of Communications
press@joinroot.com